 Exhibit 99.1

VIAVID
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OptimizeRx Corporation

First Quarter 2017 Conference Call

May 03, 2017

C O R P O R A T E    P A R T I C I P A N T S

Douglas P. Baker, Chief Financial Officer

William J. Febbo, Chief Executive Officer and Director

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Harvey Poppel, Poptech, LP

P R E S E N T A T I O N

Operator:

Good afternoon, and thank you for joining us today to discuss OptimizeRx's first quarter ended March 31, 2017.

With us today are the Company's Chief Executive Officer, William Febbo; and Chief Financial Officer, Doug Baker. Following the remarks, we will open the call for your questions. Then before we conclude today’s call I will provide the necessary cautions regarding the forward-looking statements made by Management. I would also like to remind everyone that today's call is being recorded and will be made available for a telephone replay via instructions in today's press release in the Investors section of the Company's website.

Now I would like to turn the conference over to Chief Executive Officer of OptimizeRx, Mr. William Febbo. Please go ahead.

William J. Febbo:

Thanks, Ashley. Good afternoon, everyone, and thanks for joining us today. On the call, we'd like to talk about our strong progress we made during the quarter and what we think is a solid foundation we've continued to lay in preparation of future growth and expansion.

Over the course of the last several quarters, as I've gotten my arms around the business, OptimizeRx has grown to become the health care industry's largest point-of-prescribe promotional network. Working in partnership with some of the world's largest pharmaceutical and health care companies, our digital health platform has been revolutionizing the point-of-care experience for physicians and their patients.

Doctors have been able to better serve their patients through more affordable prescriptions and health care products while also better supporting adherence to prescribed medications and creating healthier outcomes.

In the first quarter, our success to these endeavors was demonstrated by a 22% increase in our top line performance, with this reflecting strong growth in our clinical and brand messaging products. It is also reflected in the 20% expansion in our EHR network of channel partners and the launch of our financial message capability within the Allscripts TouchWorks network and other EHRs, like Eye Care Leaders.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Now before I delve more into the operational progress for the quarter and outlook for the year, I'd like to turn the call over to our CFO and partner, Doug Baker, who will walk us through the financial details for the quarter. Doug?

Douglas P. Baker:

Thanks, Will, and good afternoon, everyone. Earlier today, we issued a press release for the results of our first quarter ended March 31, 2017. A copy of that release is available on our website in the Investor Relations section.

As reported, our net revenue increased 22% over the same year ago quarter to $2.2 million. The increase was due to both increased distribution of pharmaceutical brands and expanded distribution channels. We also saw considerable top line acceleration toward the end of Q1 and expect this to continue in Q2. We see this acceleration being driven by the onboarding of additional brands as well as connecting to new channel partners. Our financial and brand messaging was distributed to—for more than 100 brands in Q1.

While our gross margin percentage declined from 49% in 2016 to 36% this year, this was primarily due to a change in product mix. In particular, an increase in our brand messaging revenue. As we expected, the introduction of our brand messaging product currently has a higher associated cost than our other products, until we achieve greater penetration of this product throughout our client base. We expect the margins to improve each quarter for the balance of the year as the associated revenue base expands.

Overall, our margins on our various product lines are generally expected to range from 25% to 70%. We expect our overall margin to improve throughout the year, driven by anticipated gradual decrease in our percentage of overall revenue share expense in future quarters as well as continued growth in brands and channels to distribute brand messaging.

Throughout 2017, we plan to implement new channels with lower percentages of revenue share expense and update our existing agreements to share third-party class, with a goal of decreasing our overall percentage of revenue share expense by at least 10% from that achieved in Q1. A significant improvement, which will carry forward in the years ahead.

Our operating expenses in the first quarter of 2017 totaled $1.7 million, up from about $1.2 million a year ago. The increase was primarily due to additional expenses related to growth initiatives, including investments in our executive and sales team as well as related marketing and travel.

Since the beginning of the first quarter of last year, we've made several key appointments, including Senior Vice President of Strategy, Vice President of Information Technology, two Vice Presidents of Sales, a Director of Sales and, of course, Will as our CEO. All of these are starting to bear fruit through better penetration within our clients and channel partners.

Our net loss for the first quarter of 2017 was $883,000 or $0.03 per share as compared to a net loss of $352,000 or $0.01 per share a year ago. This difference is mainly attributed to the increase in operating expenses, which are funding our growth initiatives.

Now turning to our balance sheet. Cash and cash equivalents totaled $6.7 million at March 31. This compares to $7 million at December 31. We continue to operate debt free as well. While we are mindful of our daily expenses, this was in line with our budgeted loss, and we are not overly concerned with the planned loss as we invest to scale the business.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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While we will have a material cash outlay into Q2 related to the previously announced payment to Allscripts for exclusivity, including access to their TouchWorks platform. We expect our actual cash flow from operations to be approximately neutral.

This covers the highlights of our financial report. So now I'd like to turn call—turn the call back over to Will for a further discussion of our operating and strategic initiatives. Will?

William J. Febbo:

Thanks, Doug. As Doug mentioned, our financial and brand messages, including the e-coupons, were distributed for over 100 brands during the first quarter. But there remains an expansive opportunity ahead given that there are more than 700 additional brands which we could potentially enlist for distributing our programs right at point of e-prescribe. Additionally, we have the clear opportunity to grow our activity e-prescriber reach given the more than 1 million U.S. healthcare providers who prescribe medication. This trend continues to have hyperadoption across the country.

Along these lines, we recently signed MSAs with two additional pharmaceutical companies, which I can't disclose but rank among the top 20 in terms of revenue. With these new clients, we see great potential for growth given the number of brands they have in the market. As we continue to leverage our strong ROI data, as we've discussed before, we are also seeing our existing clients commit to larger promotional budgets as they get more comfortable with this channel.

As mentioned earlier, our strong top line in the first quarter was driven by growth in the clinical and brand messaging products. Just to remind you, brand messaging is about marketing and delivering key clinical brand messaging materials at the point of care in electronic or print form. Our particular brand messaging product offers pharmaceutical and health care companies more effective ways to expand physician and patient reach.

Our proprietary brand messaging capability was also launched in the quarter to complement our existing financial messaging system. This has opened the access to additional budgets per brand, as we've discussed before. Given this offering represents a media spend for our clients, it has a larger total addressable market than for our financial messaging. So far, we have signed more than 40 brands, and we expect the related revenue to grow considerably in 2017. Again, with the goal of more spend per client, per brand with the same channel partners. I like to call that leverage.

Let me talk about channels for a moment. To further support revenue growth, we've continued to expand on our very solid base of electronic health record or EHR channel partners, with a few key additions in Q1. This includes the Allscripts platform, TouchWorks, which we've talked about in the past, and Eye Care Leaders, which is new. We welcome them to our family, and we are very excited to have them on board.

Health care providers are now spending more than three hours a day on average engaged in their EHR. So now with OptimizeRx, TouchWorks can enable physicians to better connect with their patients and provide valuable cost savings and essential health information. That (phon) in their community is expected to reach 45,000 new HCPs by the end of 2017.

Additionally, we are the exclusive aggregator to this channel partner and believe that further differentiates us to our clients and the market. Through our dynamic platform integration, TouchWorks and Eye Care Leaders we provide cost savings within EHRs as part of their portfolio. I would mention that Eye Care Leaders also has an additional almost 7,000 physicians.

We expect to announce several new partnerships in the short term and throughout the year, which will show great reach and translate into greater prospects (phon).

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Turning to the platform approach in partnerships. While we are focused on generating revenue directly from pharmaceutical companies with our core products, we've realized our platform can also offer distribution of other partners' content in exchange for a revenue share. This additional content can also enhance our value proposition to EHRs looking to join our network.

Two examples of such partners are SingleCare and PARx, both of which have been announced. SingleCare recently joined us to bring their prescription savings program to our EHR network. The integration with SingleCare's pharmacies offering with our platform allows health care providers to offer guaranteed savings to their patients without any interruption to the e-prescription workflow, similar to what we do for pharma.

This relationship also allows us to increase the prescription price transparency to consumers, which is in demand today with other companies, giving consumers more control over their costs.

SingleCare is accepted nationwide at over 35,000 retail pharmacies, including Walmart, CVS, Walgreens, Kroger, and the list goes on. In an expensive health care environment, patient empowerment is important and valued. The uniqueness of our SingleCare partnership drives prescription price transparency to consumers and encourages patients to be compliant with their drugs and therefore increase outcomes overall.

We also recently partnered with PARx Solutions to introduce their prior authorization service to our channel partners as well as to distribute our core product, financial messages, through their platform. In today's cumbersome health care system, a physician often will spend considerable time and effort to obtain special authorization from the insurance provider for a preferred prescription. Joining forces with PARx Solutions, we have solved this problem while providing connectivity to our core offering, financial messaging.

As a side note, some recent interesting M&A activity, including McKesson's $1.1 billion purchase of CoverMyMeds, who also offers electronic prior authorization services. McKesson acquired CoverMyMeds for the value they bring to their pharma clients. So, we feel we're in good Company.

Obviously, none of this can happen without an excellent team. As Doug highlighted, we've spent some of our money on our people. Now in addition to enhancing our product offering or expanding the partnerships, we've also strengthened the team to increase our capability and expertise and ultimately to deliver stronger revenue growth, as we saw beginning in Q1.

We recently added more sales team, promoted someone internally, Ed Berger, to SVP of Marketing. That's a key one as Ed will focus on further expanding the awareness of our unique value proposition in the marketplace. We believe the additional SVP in Marketing, along with all the previous members mentioned, will drive growth and show a very, very interesting 2017.

We expect to have continued success with expanding our network in the EHR/eRx channel. For the remainder of 2017, we are planning to reach not only physicians but pharmacies and patients as well.

We expect the utilization of our existing partnerships to increase as they improve their e-prescription workflow and reach into the smaller EHRs. With the growth of both pharmaceutical products and our distribution network, again, I'll say it again, I think we'll see nice revenue growth.

Last, conversation in several investment meetings almost often talked about total addressable market. It's vast. I think that's fairly clear after diving into it. So those to—new to the story have noted a disconnect between our historical growth rate and the size of the opportunity. Why is this so important?

Sorry, let me start over. This is why it's so important to recognize that OptimizeRx has truly been a pioneer in the space. We've been the first mover with a vision that has been ahead of the trend. We've been pursuing a market opportunity that has come into existence relatively recently due to the market forces. These forces include the wider availability and use of EHRs by physicians, the government's push to e-prescribe as well as computers and tablets finally becoming standard fixtures in examination rooms.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Because these emerging market forces have finally taken hold, we are starting to see our industry finally reach what I call tipping point of adoption. This is evident in our growth of budgets, brands and pharmaceutical companies spending more in this channel as well as agencies spending more and more time advising pharma companies on this channel. This is a channel called point-of-prescribe.

Recently, I had an interesting conversation with Stan Woodland, the CEO of CMI/Compas, one of the largest media companies focused on marketing to doctors. He said that within the digital spend on health, EHRs represent the fastest-growing segment. Music to our ears. So, while our growth rate was moderate in '15 and '16, we expect to see much greater top line growth through 2017 and beyond as our strategy and products meet the growing market demand generated by our expanding client base.

As I mentioned, there are about 800 brands in the market, and we serve so far about 100. Further, the e-prescription trends continue to accelerate across the country. While this alone presents much room for growth, if you add our ability to increase our reach with more channel partners, we are looking at a market opportunity that totals well north of $1 billion. With a limited group of companies competing for the budgeted dollars.

It's also important to recognize that the current environment with the point-of-prescribe is incredibly fragmented and in need of an aggregator like OptimizeRx to connect the pharmaceutical industry with the increasingly hard-to-reach physicians and patients.

We recently saw two service providers acquired, Everyday Health, CoverMyMeds, which were early innovators in the space as well. These acquisitions have certainly picked up the pace with our partnership discussions, both with new EHRs and their partners regarding access to our current channel. We expect to see this quickening pace continue through the year as we start to scale our platform with those who have found themselves late to integrate at the point-of-prescribe.

I just want to finish before we go to questions with what I believe is our value propositions for all stakeholders. In all, we are seeing value proposition for everybody. Along with that, we believe we are also strengthening the value for our shareholders and potential investors. This includes the fact that we've grown our channel to over 370 EHRs out of about 500. Through this network, we now have the ability to reach more than 0.5 million health care professionals with our core offering as well as deliver products and services of our partners.

We also benefit from several key industry trends, including how e-prescribing is growing rapidly, sales reps cannot access physicians, and marketing to doctors through traditional channels is becoming increasingly difficult. In addition, our world-leading clients and partners, our proven technology could easily scale to meet demand, and we are ready for that.

Our highly leverageable model has been structured to realize strong returns as we operate in an M&A environment that has become increasingly active. We are very focused on growth. All told, our outlook ahead couldn't be more promising and bright.

Now I've spoken enough. Let's open it up for questions.

Operator:

If you would like to ask a question please signal by pressing star, one on your telephone keypad. If you are using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star, one. We will pause for just a moment.

We'll take our first question from Harvey Poppel with Poptech, LP. Please go ahead.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Harvey Poppel:

Yes. Will, congratulations on renewed growth, 22% top line is quite a turn up from where it was last year. You mentioned on that point that, if I heard you correctly, that growth—that kind of growth rate might even accelerate. Is 22% the kind of number that you'd be satisfied with if that were the number for the entire year? Or do you think you can get better than that?

William J. Febbo:

I would not be satisfied with it. Harvey, good to hear your voice and thanks for the support as always. No, I really believe now that I've got my arms around the business, we've got the team in place, we're seeing more adoption in pharmaceutical companies and the agencies that are advising them as well as just sort of stackups with similar buyers. I would be disappointed if we stayed at that rate. But I'll take it for Q1, and I like the reversal and getting back to growth. It's much more exciting. It attracts more people, and success brings more clients as well. So, I hope that answers your question.

Harvey Poppel:

Yes, okay. Just diving a little bit more. In past calls, you've shared a little bit of the revenue breakdown between the different products. Of course, e-couponing has dominated the revenue stream historically. Can you give us a sense of the proportion of e-couponing versus the other revenue segments and however you define them now and how that might evolve over the course of the year?

William J. Febbo:

Yes. We decided not to break out the products just given our size and given the market dynamic. But the financial messaging is still the majority of our revenue we're seeing–we saw in Q1 a pretty attractive increase towards the end of Q1, which I think does support continued growth. Obviously, we—I can't—I won't give numbers around the revenue of the new products. But we booked more than we sold out last year already in the clinical and brand messaging. So.

Harvey Poppel:

Okay. Final question from me is the question of the revenue model, the economic model for these different products beyond financial messaging. You alluded to the fact that your overall gross margin was a lot lower this quarter because you're launching some of the new products. But it's not clear what your revenue model is, at least at the gross margin line, for some of these products as well as what kind of a—for example, your SingleCare or Rx Solutions kind of revenue will look like in terms of the economic model.

William J. Febbo:

Sure. So, let me talk to the partnership first because we will recognize only the portion that we generate. So that is a very high-margin revenue dollar, maybe some potential commission paid out against it, but that would be the highest, around 90%. Then we would have been brand support, which we've talked about, which is really prelaunch activities, getting the client set to enter the EHR space with all the right information in the right place. That is more like an 80% margin. Then as we move to the distribution model, it's really—it's still at 50-50. But as Doug said, we're working on some just third-party expenses that we might be able to recoup. So, we hope to get that closer to 55%, 60% to us.

Harvey Poppel:

Great thank you. I will step aside and let someone else go at it. Thank you.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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William J. Febbo:

Thanks, Harvey.

Operator:

Once again if you would like to ask a question, it is star, one. We will pause for just a moment. It appears there are no further questions. I would like to turn the conference back over to Mr. Febbo for any additional or closing remarks.

William J. Febbo:

I will just close with the value prop of, we're in the right time at the right place. I think we've really turned the corner on growth. I think we have been a pioneer, and sometimes you're early on that. But we now have a very solid footing in the marketplace. I think, where the dip in gross margin obviously is getting ourselves into another product, but we've pre-messaged that. We knew that was happening. So, we feel we've got a good control over it. Very excited for the rest of the year to grow the channel, bring in partnerships and get top line growth and bottom line improvement.

Operator:

Before we conclude today's call, I would like to provide the Company's Safe Harbor statement that includes important caution regarding forward-looking statements made during today's call. Statements made by Management during today's call may contain forward-looking statements within definition of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Act of 1934 as amended.

These forward-looking statements should not be used to make an investment decision. The words anticipate, estimate, expect, possible and seeking and similar expressions identifying forward-looking statements, and they may speak only to the date that the statement was made.

Examples of such forward-looking statements in the presentation include statements regarding the Company's expectation of such greater top line growth throughout 2017; the Company's expectation of top line acceleration continuing in Q2; the Company's expectation that overall margins to improve throughout the year; the Company's anticipation of continued growth in brands and channels to distribute brand messaging; the Company's expectations that actually cash flow from operations to approximately neutral; the Company's expectations of brand messaging revenue to grow considerably in 2017; the Company's expectation to announce several new partnerships in the short term and throughout the year, which will show great reach and translate into greater revenue; the Company's expectation to have continued success will expand in networks of EHR/eRx channel partners; the Company's expectation, that is TouchWorks partnership will add up to 45,000 HCP by end of 2017; the Company's expectation to launch new products and services in 2017; the Company's expectation of utilization by the existing partnerships to increase; the Company's anticipation that its financial brand and clinical messagings will show strong growth throughout 2017.

The Company undertakes no obligation to publicly update or revise any forward-looking statements whether because of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in and contemplated by or underlying the forward-looking statements. The risks and uncertainties in which forward-looking statements are subject and could affect our business and financial results are included in the Company's annual report on Form 10-K for the fiscal year December 31, 2016. This form is available on the Company's website and the SEC website at sec.gov.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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I would like to remind everyone that today's call is being recorded and will be available for replay throughout May 24, starting later this evening. Please see today's press release for our replay instructions.

Before we end today's conference call, I would like to remind everyone that this call is being available for replay starting later today. Please refer to today's press release for replay instructions via Company's website at www.optimizerx.com.

Thank you for joining us today. That concludes our conference call. You may now disconnect.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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